Exhibit 99.1

Hi everyone,

We announced today that I’ve decided to step down as CEO of Morningstar. Kunal Kapoor will succeed me as CEO on Jan. 1, 2017. He will also join Morningstar’s board of directors, also effective Jan. 1, 2017. I love the company as much as I did when I started it in 1984 and am just as excited by our prospects as ever. But as I turn 60, I’m ready to transition to an executive chairman role. I’ll be very involved with Morningstar, but I’ll focus more on strategy, capital allocation, advising Kunal and our senior team, and leading our board of directors.

I’ve given this change a lot of thought over the past year, and I’m looking forward to having a more flexible schedule and more time to think about investing and technology.

I feel now is the right time to make this move for two reasons. First, our company is in strong shape. Our reputation, capabilities, people, and financial strength are all stellar. We’re a unique company positioned for continued success. We have opportunities in front of us that make me especially excited by the next few years. Global fiduciary regulations for advisors, for example, will create strong demand for our independent research and outsourced investment solutions. Plus, as we move our data and research to the cloud via Morningstar Direct, we’ll be able to broaden our reach and deliver even more compelling solutions to investors. The next few years are sure to be exciting ones for Morningstar.

Second, we have an accomplished and tenured management team. I couldn’t be more proud of our senior leaders. They’re smart, work well together, and invariably do what’s best for Morningstar. We’re incredibly fortunate to have such a talented team leading the company, along with our 4,000 employees around the world who are passionate about our mission to create great products that help investors reach their financial goals.

You already know Kunal well, which should help make this leadership change easier to navigate. We appointed him president last October, and he’s done a terrific job since then. Kunal has worked at Morningstar for 19 years. He started as a data analyst and went on to work in leadership roles in almost every area of the company—including research, data and software products, and investment management. He knows Morningstar as well as anyone and fully lives our Investors First value. I don’t think there’s anyone more qualified and ready to lead Morningstar than Kunal.

Like any new leader, Kunal will bring his vision to Morningstar. He will and should put his stamp on our business. I’ll work with Kunal—along with the rest of our board—to fine-tune his plans to help shape Morningstar as we head into our next stage of innovation and growth. He’ll lay out his vision for you in the coming months. Kunal and I will also be meeting with clients and employees in the fourth quarter to ensure a smooth transition.

As CEO, Kunal will run the company and take ownership of our budget, operations, and leadership team. He’ll work with me and our board to oversee our strategy, and our senior team will execute it day-to-day. We’ll be looking for an internal candidate to fill Kunal’s current product leadership role.

I’ll remain a large shareholder and have no plans to sell any of my shares in Morningstar. You’ll continue to see me around the office in Chicago, and I’ll keep my same desk on the eleventh floor. I’ll do everything I can to make sure the company continues to lead our industry.

We’re also announcing that Don Phillips has voluntarily opted to step down from the Morningstar board, effective Dec. 31, 2016. To align with good corporate governance principles, we should only have two inside directors, and I appreciate Don’s willingness to help us maintain this practice. But I say this with some sadness. Don has been an outstanding board member since we first formed the board in 1999, and his perspective on the industry is second to none. Don will continue his important senior role here, focusing on creating new research ideas and participating on our Research, Strategy, and Public Policy Councils. I want to wholeheartedly thank Don for all his contributions to our board.

As a follow up to this announcement, I’d love for you to join Kunal and me for a Town Hall at 9:30 a.m. on Wednesday, Sept. 7 in the Chicago auditorium.

It’s an exciting time for Morningstar, Kunal, and me. Please congratulate Kunal on his new role and give him your full support in the next phase of our journey.